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PART I.  FINANCIAL INFORMATION

           GREIF BROS. CORPORATION AND SUBSIDIARY COMPANIES

                   CONSOLIDATED STATEMENTS OF INCOME

           (Dollars in thousands, except per share amounts)
For the three months ended January 31,        1996        1995
Net sales                                     $159,743    $170,058
Other income:
  Interest and other                               855       1,337
  Gain on timber sales                           1,891       3,026

                                               162,489     174,421

Costs and expenses (including depreciation of
   $6,523 in 1996 and $5,516 in 1995):
  Cost of products sold                        127,434     132,658
  Selling, general and administrative           17,285      16,659
  Interest                                         244         426

                                               144,963     149,743


Income before income taxes                      17,526      24,678
Taxes on income                                  6,700       9,300

Net income                                    $ 10,826    $ 15,378


Net income per share (based on the average number of shares outstanding during the period):
     Based on the assumption that earnings were allocated to Class A and Class B Common Stock to the extent that dividends were actually paid for the year and the remainder were allocated as they would be received by shareholders in the event of liquidation, that is, equally to Class A and Class B shares, share and share alike:

   Class A Common Stock                          $0.41       $0.58
   Class B Common Stock                          $0.52       $0.68


     Due to the special characteristics of the Company's two classes of stock (see Note 1), earnings per share can be calculated upon the basis of varying assumptions, none of which, in the opinion of management, would be free from the claim that it fails fully and accurately to represent the true interest of the shareholders of each class of stock and in the retained earnings.

See accompanying Notes to Consolidated Financial Statements.
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         GREIF BROS. CORPORATION AND SUBSIDIARY COMPANIES

                    CONSOLIDATED BALANCE SHEETS

                      (Dollars in thousands)

   ASSETS
                                              January 31, October 31,
                                              1996        1995
CURRENT ASSETS
  Cash and cash equivalents                   $ 34,421    $ 31,612
  Canadian government securities                18,257      18,981
  Trade accounts receivable--less allowance
   of $789 for doubtful items                   68,875      76,950
  Inventories, at the lower of cost (prin-
   cipally last-in, first-out) or market        48,056      53,876
  Prepaid expenses and other                    16,069      16,482

                       Total current assets    185,678     197,901

LONG TERM ASSETS
  Cash surrender value of life insurance         2,886       2,838
  Interest in partnership                          -0-       1,091
  Other long term assets                         6,708       6,977

                                                 9,594      10,906

PROPERTIES, PLANTS AND EQUIPMENT--at cost
  Timber properties--less depletion              4,571       4,518
  Land                                          10,978      11,014
  Buildings                                    118,046     104,892
  Machinery, equipment, etc.                   327,860     319,785
  Construction in progress                      32,267      42,102
  Less accumulated depreciation               (229,165)   (223,456)

                                               264,557     258,855

                                              $459,829    $467,662

 LIABILITIES AND SHAREHOLDERS' EQUITY


CURRENT LIABILITIES
 Accounts payable                            $  22,009   $  35,935
 Current portion of long term obligations          257         264
 Accrued payrolls and employee benefits          9,909      10,882
 Accrued taxes--general                          1,451       1,954
 Taxes on income                                 3,799         126

             Total current liabilities          37,425      49,161

LONG TERM OBLIGATIONS (interest rates from
 4.81% - 8.00%; payable to 2002)                14,037      14,101

OTHER LONG TERM LIABILITIES                     18,673      18,305

DEFERRED INCOME TAXES                           15,165      13,562

 Total long term liabilities                    47,875      45,968

SHAREHOLDERS' EQUITY (Note 1)
 Capital stock, without par value                9,034       9,034
  Class A Common Stock:
    Authorized 32,000,000 shares;
      issued 21,140,960 shares;
      outstanding 10,873,172 shares
  Class B Common Stock:
    Authorized and issued 17,280,000 shares;
      outstanding 12,001,793 shares
       (13,201,793 in 1995)

  Treasury Stock, at cost                     (41,867)    (40,776)
    Class A Common Stock: 10,267,788 shares
    Class B Common Stock:  5,278,207 shares
       (4,078,207 in 1995)

 Retained earnings                            411,681     407,665

 Cumulative translation adjustment             (4,319)     (3,390)

                                              374,529     372,533

                                             $459,829    $467,662

See accompanying Notes to Consolidated Financial Statements.
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           GREIF BROS. CORPORATION AND SUBSIDIARY COMPANIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS

                        (Dollars in thousands)
   For the three months ended January 31,       1996      1995
Cash flows from operating activities:

Net income                                      $10,826   $15,378
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and depletion                      6,523     5,694
  Deferred income taxes                           1,612     1,342
 (Increase) decrease:
  Trade accounts receivable                       8,075    (1,703)
  Inventories                                     5,820    (4,480)
  Prepaid expenses and other                        413       227
  Other long term assets                            221      (178)
 Increase (decrease):
  Accounts payable                              (13,926)   (7,126)
  Accrued payrolls and employee benefits           (973)     (650)
  Accrued taxes - general                          (503)     (724)
  Taxes on income                                 3,673     6,437
  Other long term liabilities                       368       593

  Net cash provided by operating activities      22,129    14,810

Cash flows from investing activities:

Sales (purchases) of investments in government
 and short term securities                          724     3,291
Purchase of properties, plants and equipment    (12,375)   (9,771)

  Net cash used by investing activities         (11,651)   (6,480)

Cash flows from financing activities:

(Payments) proceeds on long term debt               (71)   (3,067)
Acquisition of treasury stock                       -0-       (89)
Dividends paid                                   (6,810)   (6,650)

  Net cash used by financing activities          (6,881)   (9,806)

Foreign currency translation adjustment            (788)   (1,281)

Net increase (decrease) in cash and cash
 equivalents                                      2,809    (2,757)
Cash and cash equivalents at beginning of period 31,612    29,543

Cash and cash equivalents at end of period      $34,421   $26,786

See accompanying Notes to Consolidated Financial Statements.
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